Exhibit 99.1

Contact: Lucas Binder VP Corporate Development & Investor Relations 303-927-4951 lucas.binder@wowinc.com

WOW! TO SELL CHICAGO FIBER NETWORK TO VERIZON

Englewood, CO (August 1, 2017) — WideOpenWest, Inc. (“WOW!” or the “Company”) (NYSE: WOW) announced today that it has entered into a definitive agreement to sell a portion of its fiber network in the Company’s Chicago market to a subsidiary of Verizon (NYSE: VZ) for $225 million in cash. In addition, WOW! and Verizon will enter into a new agreement pursuant to which WOW! will complete the build-out of the network in exchange for approximately $50 million (which approximates WOW!’s remaining estimate to complete the network build-out), payable as the remaining network elements are completed.   The final build-out of the network is expected to be completed during the second half of 2018 and, when completed, will provide back-haul services to over 500 macro-cell wireless sites and more than 500 small-cell wireless sites.

The transaction is subject to receipt of various consents and approvals as well as other customary closing conditions and is expected to close by early in the first quarter of 2018.  WOW!’s financial outlook for the twelve month period ending December 31, 2017, previously included Revenues and Adjusted EBITDA attributable to the network totaling approximately $13.7 million and $13.2 million, respectively.  A portion of the proceeds are expected to be used to pay-down WOW!’s existing debt balances.

“We’re pleased to have reached an agreement to sell our Chicago fiber asset to Verizon,” said Steven Cochran, Chief Executive Officer of WOW!. “This transaction is consistent with WOW!’s stated objective of reaching an optimal leverage profile and allows us to continue to focus on areas of growth for residential and commercial services with our internet centric-outlook and emphasis on expanding our markets through edge-out builds.”

Morgan Stanley & Co. LLC and Kirkland & Ellis LLP served as exclusive financial and legal advisors, respectively, to WOW! as part of this transaction.

About WOW!

WOW! is one of the nation’s leading providers of high-speed Internet, cable TV and phone serving communities in the U.S. WOW!’s operating philosophy is to deliver an employee and customer experience that lives up to its name.  For more information, please visit www.wowway.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the agreements with Verizon, the likelihood and expected timing of the closing, and any use of proceeds and expected cost savings therefrom.  These statements are not historical facts but rather are based on the Company’s current expectations regarding the proposed refinancing, which is subject to various closing conditions and agreeing to definitive documentation.  Words such as “may,” “will,” “could,” “would,” “should,” “predict,” “potential,” “expects,” “intends,” “plans,” “believes,” and similar expressions are used to identify these forward-looking statements.  These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this release speak as of the date of this release, and WOW! does not undertake any obligation to update any such statements, whether as a result of new information, future events or otherwise.